                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-141648-01

Sent: Wednesday, July 25, 2007 1:45 PM
Subject: CGCMT 2007-C6 * FINAL PRICING * PUBLICS

CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 $4.76B

Book Runner:      Citigroup Global Markets Inc.

Lead Manager:     Citigroup Global Markets Inc.

Co-Managers:      Capmark Securities Inc. / PNC Capital Markets LLC /
                  Banc of America Securities, LLC / Lehman Brothers

Rating Agencies:  Fitch / S&P / Moody's (30% AAA's)

Loan Sellers:     LaSalle Bank National Association     (40.1%)
                  Citigroup Global Markets Realty Corp. (39.5%)
                  Capmark Finance Inc.                  (12.5%)
                  PNC Bank, National Association        ( 7.9%)

Class   Size($mm)  FT/MD/SP      WAL   Sprd   Yld     Coup*   Mod Dur  Price
A-1       155.0    AAA/Aaa/AAA   3.68    22   5.562   5.622   3.21     100.24945
A-2       259.0    AAA/Aaa/AAA   4.90    31   5.716   5.889   4.15     100.41527
A-3       387.0    AAA/Aaa/AAA   6.51    45   5.930   5.889   5.26      99.43253
A-3B      126.3    AAA/Aaa/AAA   9.33    48   6.069   5.889   6.97      98.34600
A-SB      140.0    AAA/Aaa/AAA   7.19    45   5.959   5.889   5.67      99.24464
A-4     1,573.0    AAA/Aaa/AAA   9.73    42   6.022   5.889   7.21      98.62986
A-1A      488.9    AAA/Aaa/AAA   N/A
A-M       450.6    AAA/NA/AAA    9.86    47   6.077   5.889   7.27      98.23214
A-J       245.3    AAA/NA/AAA    9.87    54   6.147   5.889   7.27      97.72546
B          23.8    AA+/NA/AA+    9.94    64   6.250   5.889   7.29      96.97881
C          71.3    AA/NA/AA      9.94    70   6.310   5.889   7.28      96.55363
D          35.7    AA-/NA/AA-    9.94    78   6.390   5.889   7.27      95.99034
E          29.7    A+/NA/A+      9.94    85   6.460   5.889   7.26      95.50085
F          35.7    A/NA/A        9.94    95   6.560   5.889   7.25      94.80702

* COUPS ARE WAC

SPREAD TO INTERPOLATED SWAPS

Settle: July 31, 2007

Collateral:       319 Loans / 502 Properties

DSCR/LTV:         1.41x / 71.98%

Inv. Grade Loans: 3 loans for 3.9% UPB

Property Type:    Retail 39.1%, Office 26.6%, Hotel 10.6%, Industrial 9.7%,
                  Multifamily 9.4%, Mixed Use 2.3%, MHC 1.3%, Self Storage 0.6%,
                  Other 3.6%, Land 0.1%

Geographic:       CA 19.5%, VA 8.8%, FL 8.2%, PA 6.5%, IL 5.4$%

Top 10 Loans:     29.0% of the pool, DSCR 1.49x, LTV: 69.98%

Top 3 Trust Assets            Balance       DSCR   LTV     %UPB
DDR Southeast Pool            $442,500,000  1.49x  63.39%  9.3%
CGM Americold Portfolio       $145,000,000  1.83x  77.92%  3.0%
Greensboro Corporate Center   $130,000,000  1.10x  67.71%  2.7%

********************************************************************************

The information in this material (and in the attached file identified as
"Changes.xls") clarifies, updates or modifies certain of the information previously conveyed with respect to the classes of the certificates that will be issued in the Citigroup Commercial Mortgage Trust 2007-C6 transaction and with respect to the underlying pool of mortgage loans.

********************************************************************************

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 or by emailing Citigroup DCM-Prospectus@Citigroup.com.
Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.

____________________________________________________________

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